Exhibit 5.01

January 8, 2019

Cloudera, Inc.
395 Page Mill Road
Palo Alto, California 94306

Ladies and Gentlemen:

As counsel to Cloudera, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about January 8, 2019 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 10,837,285 shares (the “Shares”) of the Company’s common stock, $0.00005 par value per share (the “Common Stock”), subject to issuance by the Company upon the exercise of certain stock option awards and settlement of restricted stock unit awards that are outstanding under the Hortonworks, Inc. 2011 Stock Option and Grant Plan, as amended (the “2011 Plan”) and the Amended and Restated Hortonworks, Inc. 2014 Stock Option and Incentive Plan (the “2014 Plan,” and together with the 2011 Plan, the “Plans”) and assumed by the Company in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of October 3, 2018, by and among the Company, Surf Merger Corporation and Hortonworks, Inc. (the “Merger Agreement”). At your request we are providing this letter, to express our opinion on the matters set forth below (“our opinion”).

In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of: the Company’s current Restated Certificate of Incorporation (the “Restated Certificate”) and Restated Bylaws (together with the Restated Certificate, the “Charter Documents”), the Plans and the forms of agreements used thereunder furnished to us by the Company (the “Plans Agreements”) to be used by the Company to assume the stock option awards and restricted stock unit awards originally issued under the Plans and assumed by the Company pursuant to the Merger Agreement; the Registration Statement and the exhibits thereto; the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the Delaware Secretary of State with respect to the Merger Agreement on January 3, 2019; certain corporate proceedings of the Company’s Board of Directors (the “Board”), the committees of the Board and the Company’s stockholders relating to adoption or approval of the Charter Documents, the assumption of the stock option awards and restricted stock unit awards issued under the Plans, the Merger Agreement, the reservation of the Shares for sale and issuance pursuant to the Plans, the filing of the Registration Statement and the registration of the Shares under the Securities Act; documents (including a report from the Company’s transfer agent dated January 8, 2019) regarding the Company’s outstanding and reserved capital stock and other securities; and such other documents as we have deemed advisable. We have examined such questions of law as we have considered necessary.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of signatures on documents reviewed by us, the conformity to originals and the completeness of all documents submitted to us as copies, the legal capacity of all parties executing any documents (other than the Company), the lack of any undisclosed termination or modification or waiver of any document, the absence of any extrinsic agreements or documents that might change or affect the interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company. In rendering our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Secretary of State of the State of Delaware on January 8, 2019 and representations and certifications made to us by the Company, including, without limitation, representations in an Opinion Certificate addressed to us of even date herewith, that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing Delaware General Corporation Law now in effect. We express no opinion with respect to the securities or “blue sky” laws of any state.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares, when issued and sold by the Company in accordance with the applicable Plans and the Plans Agreements entered into thereunder upon the exercise of certain stock option awards and/or settlement of restricted stock unit awards in the manner referred to in the applicable Plan, will be validly issued, nonassessable and fully paid.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.
[Concluding Paragraph Follows on Next Page]

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West